Exhibit 99.2

CONFIDENTIAL

SHARE SUBSCRIPTION AGREEMENT

by and between

GRIDSUM HOLDING INC.

and

PURCHASERS LISTED IN SCHEDULE I

Dated February 28, 2019

i

SCHEDULE I	PURCHASERS
SCHEDULE II	SIGNIFICANT SUBSIDIARIES
EXHIBIT A	FORM OF REGISTRATION RIGHTS AGREEMENT

ii

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated February 28, 2019, is entered into by and between:

(1)	Gridsum Holding Inc., a Cayman Islands company (the “Company”); and

(2)	each of the persons listed in Schedule I hereto (each a “Purchaser,” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to subscribe for and purchase from the Company, the Purchased Shares (as defined below) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means American depositary shares of the Company, each representing one Ordinary Share as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning ascribed to this term in the preamble hereto.

“Anti-Money Laundering Laws” has the meaning ascribed to this term in Section 3.7(b).

“Anti-Corruption Laws” has the meaning ascribed to this term in Section 3.7(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing or Hong Kong are required by Law to be closed.

“Closing” has the meaning ascribed to this term in Section 2.2(a).

“Closing Date” has the meaning ascribed to this term in Section 2.2(a).

“Company” has the meaning ascribed to this term in the preamble hereto.

“Company Material Adverse Effect” means any event, change, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, shareholders’ equity, financial condition or results of operations of the Company and the Significant Subsidiaries, taken as a whole (including any material adverse action by applicable regulatory authorities), or (b) the ability of the Company to enter into this Agreement or the Registration Rights Agreement or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, no change, event, circumstance, development or effect attributable to or resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes, events, developments or circumstances in or affecting general economic conditions or the securities, credit or financial markets in general (including interest rates and exchange rates), (ii) changes, events, developments or circumstances generally affecting the industries in which any of the Company and the Significant Subsidiaries operate, (iii) changes or developments in GAAP, other applicable accounting rules or applicable Law, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions, (iv) changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism, (v) seasonal fluctuations in the Company or its Subsidiaries’ business performance or results of operations, (vi) any failure by the Company or any of the Significant Subsidiaries to meet any internal or published projections, forecasts, estimates or projections or analysts’ expectations in respect of revenues, cash flow, earnings or other financial or operating metrics for any period, in and of itself, or (vii) any changes in the market price or trading volume of Ordinary Shares or ADSs; provided, however, that (A) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (vi) and (vii) (unless otherwise excepted under the foregoing clauses (i) through (v)) and (B) any changes, events, circumstances or developments referred to in clauses (i), (ii), (iii) and (iv) shall not be excluded to the extent the same disproportionately affect (individually or together with other changes, events, circumstances or developments) the Company and the Significant Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same principal industries in which the Company and the Significant Subsidiaries operate.

“Company SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed or furnished by the Company with the SEC, including all financial statements, notes, exhibits and schedules included therein and all documents incorporated by reference therein.

“Confidential Information” has the meaning ascribed to this term in Section 6.2(a).

“Depositary” means Citibank, N.A., the depositary of the Company’s ADS program.

“Disclosure Letter” means any disclosure letter delivered by the Company to the Purchasers on or prior to the date hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Note” means the US$40,000,000 convertible note issued by the Company pursuant to the Convertible Note Purchase Agreement dated April 30, 2018 between the Company and FutureX Innovation SPC (on behalf of and for the account of New Technology Fund II SP as one of its segregated portfolios).

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, judicial, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any stock exchange or self-regulatory organization (including the NASDAQ) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gridsum Equity Incentive Plan” means the Company’s equity incentive plan, adopted on February 2, 2016 and amended in 2017, as disclosed in the Company SEC Documents prior to the date hereof.

“Gridsum Stock Option Plan” means the Company’s stock option plan, adopted in 2011 and amended in 2014 and 2017, as disclosed in the Company SEC Documents prior to the date hereof.

“HKIAC” has the meaning ascribed to this term in Section 8.2(b).

“HKIAC Rules” has the meaning ascribed to this term in Section 8.2(b).

“Information” has the meaning ascribed to this term in Section 4.2(c).

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“NASDAQ” means The NASDAQ Global Select Market.

“Ordinary Shares” means Class B ordinary shares of the Company, par value US$0.001 per share.

“Permits” has the meaning ascribed to this term in Section 3.7(d).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“PRC” means the People’s Republic of China.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchased Shares” has the meaning ascribed to this term in Section 2.1.

“Purchaser” has the meaning ascribed to this term in the preamble hereto.

“Purchaser Material Adverse Effect ” means, with respect to any Purchaser, any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of such Purchaser to enter into this Agreement or the Registration Rights Agreement or to perform its obligations hereunder or thereunder.

“Sanctions” has the meaning ascribed to this term in Section 3.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Registration Rights Agreement” means the registration rights agreement, the form of which is attached hereto as Exhibit A.

“Significant Subsidiaries” means the entities set forth in Schedule II hereto.

“Structured Entities” has the meaning ascribed to this term in Section 3.16.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with GAAP or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Authority, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means any report, return or other document (including any amendments thereto) required to be supplied to a Governmental Authority with respect to Taxes.

Section 1.2          Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)              The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)              When a reference is made in this Agreement to an article, section or clause, such reference is to an article, section or clause of this Agreement.

(c)              The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)              Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)              The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)               All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)              The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)              A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i)               The parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1           Sale and Issuance of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to subscribe for and purchase from the Company, such number of Ordinary Shares for such amount of purchase price as in each case set forth opposite the name of such Purchaser in Schedule I hereto. The Ordinary Shares issued to the Purchasers pursuant to this Agreement are collectively referred to as the “Purchased Shares.”

Section 2.2           Closing.

(a)               Subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the transactions described in this Agreement (the “Closing”) shall take place as soon as practicable but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing), or such other date as the parties may mutually agree in writing (the date on which the Closing takes place, the “Closing Date”).

(b)              The Closing shall take place remotely via the exchange of documents and signatures, or at such other place and in such other manner as the parties may mutually agree in writing.

(c)               At the Closing, each Purchaser shall (i) pay to the Company the purchase price as set forth opposite the name of such Purchaser in Schedule I hereto, in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the Company to such Purchaser at least two (2) Business Days prior to the Closing Date; and (ii) deliver to the Company the Registration Rights Agreement duly executed by such Purchaser.

(d)               At the Closing, the Company shall deliver to each Purchaser:

(i)                       a duly executed share certificate representing the Purchased Shares issued to such Purchaser;

(ii)                      the Registration Rights Agreement, duly executed by the Company; and

(iii)                     a certificate, dated the Closing Date and signed by the Chief Executive Officer or a Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in Section 5.1(a), (b) and (c) have been fulfilled.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents or the Disclosure Letter, the Company hereby represents and warrants to each Purchaser that, as of the date hereof and as of the Closing:

Section 3.1           Organization, Good Standing and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of the Company’s Significant Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Significant Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.2           Authorization. The Company has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Registration Rights Agreement have been or will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, constitute or will constitute legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.3           Valid Issuance. The Purchased Shares have been duly authorized for issuance and sale to the Purchasers by the Company, and when issued and delivered by the Company against payment therefor by the Purchasers in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will not be subject to any pre-emptive or similar rights, and will rank pari passu with all other existing Ordinary Shares.

Section 3.4           No Violation. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, the issuance of the Purchased Shares, and the consummation of the other transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Significant Subsidiaries, (ii) subject to the truth and accuracy of the representations and warranties of the Purchasers in Article IV, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Significant Subsidiaries or the assets, properties, businesses or operations of the Company or any of its Significant Subsidiaries, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Significant Subsidiaries is a party or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, breach, default, termination, amendment, acceleration, suspension, revocation, cancellation or Liens that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.5           No Default. To the Company’s knowledge, neither the Company nor any of its Significant Subsidiaries (i) is in violation of any provision of its memorandum and articles of association (or similar organizational documents); (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) is in violation of any law or statute applicable to the Company or any of its Significant Subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its Significant Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.6           Consents. Subject to the truth and accuracy of the representations and warranties of the Purchasers in Article IV, the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, the issuance of the Purchased Shares, and the consummation of the other transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any third party other than those as have been made or obtained, and except for any required filing or notification with the SEC or NASDAQ in connection therewith.

Section 3.7           Compliance with Applicable Laws; Permits.

(a)           None of the Company, its Subsidiaries and, the Company’s and its Subsidiaries’ respective directors, officers, and to the knowledge of the Company, employees, representatives, agents or Affiliates has conducted or entered into a contract to conduct any transaction with the governments or any sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently, or at the time such transaction was conducted or such contract entered into were, subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department , the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); and neither the Company nor any of its Subsidiaries has financed the activities of any person currently subject to any Sanctions. The Company will not directly or indirectly use the proceeds from the issuance of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any Sanctions.

(b)           None of the Company, its Subsidiaries and, the Company’s and its Subsidiaries’ respective directors, officers, and to the knowledge of the Company, employees, representatives, agents or Affiliates, has violated, and the Company’s participation in the transaction contemplated hereby will not violate, any Anti-Money Laundering Laws (as defined below). As used herein, “Anti-Money Laundering Laws” means all applicable Laws regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the USA Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures published by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, in each case as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder. There is no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws that is pending or, to the knowledge of the Company, threatened.

(c)               To the Company’s knowledge, neither the Company nor any of its Significant Subsidiaries nor any director, officer, or employee of the Company or any of its Significant Subsidiaries nor, to the knowledge of the Company, any agent, affiliate or other person acting on behalf of the Company or any of its Significant Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or unlawful benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Significant Subsidiaries have instituted and maintain policies and procedures designed to promote and ensure compliance with the Anti-Corruption Laws.

(d)              Except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries have all licenses, permits, qualifications, accreditations, approvals, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Laws, necessary to conduct the business of the Company and its Significant Subsidiaries, (ii) since December 31, 2017, neither the Company nor any of its Significant Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 3.8           Capitalization; Significant Subsidiaries.

(a)           The authorized capital stock of the Company consists of 200,000,000 ordinary shares, par value of US$0.001 per share, which is divided into 20,000,000 Class A ordinary shares, par value of US$0.001 per share, and 180,000,000 Class B ordinary shares, par value of US$0.001 per share, of which 30,833,390 ordinary shares, comprising of 4,543,461 Class A ordinary shares and 26,289,929 Class B ordinary shares, are issued and outstanding as of December 31, 2018 (excluding the 101,776 Class B ordinary shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Gridsum Stock Option Plan or the Gridsum Equity Incentive Plan). The Company has not issued any shares of capital stock since December 31, 2018 except pursuant to exercise of the outstanding share options or other equity awards disclosed in paragraph (b) below. Except for the Existing Note or as set forth in this Section 3.8, the Company has no outstanding warrants, options, bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities Laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(b)              As of December 31, 2018, 1,305,261 Ordinary Shares were issuable upon the exercise of outstanding share options under the Gridsum Stock Option Plan. As of December 31, 2018, (i) 1,490,000 Ordinary Shares were issuable upon the exercise of outstanding share options, and (ii) 1,407,236 Ordinary Shares were issuable upon the exercise of outstanding restricted share units, in each case under the Gridsum Equity Incentive Plan. The Company has not issued any share options or restricted share units since December 31, 2018 except for share options representing not more than 1,400,000 Ordinary Shares.

(c)              Except for the Existing Note or as set forth above in this Section 3.8, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or (iii) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The authorized capital stock of the Company is sufficient to accommodate the issuance of the Purchased Shares.

(d)              All outstanding shares of capital stock or other securities of the Significant Subsidiaries (other than any Significant Subsidiary organized under the Laws of the PRC) are duly authorized, validly issued, fully paid and non-assessable. The registered capital of each Significant Subsidiary organized under the Laws of the PRC has been timely contributed in accordance (if so required) with its articles of association.

(e)              Other than the Significant Subsidiaries set forth in Schedule II hereto, there are no Subsidiaries that meet the definition of a “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but with all references to “10%” therein being deemed to refer to “15%”).

Section 3.9           Litigation.

(a)              As of the date of this Agreement, to the knowledge of the Company, there is no pending Proceeding against the Company or any of its Significant Subsidiaries or any director or officer thereof (in their capacity as such), in each case, as would have, if decided adversely, individually or in the aggregate, a Company Material Adverse Effect.

(b)              There is no Governmental Order in effect or pending to which the Company or any of its Significant Subsidiaries is a party or subject which materially interferes with the business of the Company and its Significant Subsidiaries as currently conducted, taken as a whole.

Section 3.10           Tax. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)              the Company and each of its Significant Subsidiaries have timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Significant Subsidiaries have paid (or have had paid on their behalf) to the appropriate Governmental Authority all Taxes that are required to be paid by them, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(b)              there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Significant Subsidiaries for which reserves in accordance with GAAP have not been established.

Section 3.11          Intellectual Property. The Company owns, or possesses the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of its business, without infringing the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Company Material Adverse Effect.

Section 3.12         Real and Personal Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its Significant Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets (other than Intellectual Property, which is subject to Section 3.11) that are material to the business of the Company and its Significant Subsidiaries, in each case free and clear of all Liens, encumbrances, claims and defects and imperfections of title.

Section 3.13          Investment Company. The Company is not, and immediately after receipt of the proceeds of the issuance of the Purchased Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14          Offering. Subject to the truth and accuracy of the representations and warranties of the Purchasers in Section 4.1, the offer, sale and issuance of the Purchased Shares are conducted outside the United States in an “offshore transaction” as defined in Rule 902 of Regulation S under the Securities Act and are exempt from the registration requirements of the Securities Act.

Section 3.15          Listing. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the ADSs are listed on the NASDAQ.

Section 3.16          Structured Entities. The Company controls the structured entities set forth in Schedule II (the “Structured Entities”) through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of the contractual arrangements with the Structured Entities.

Section 3.17          No General Solicitation. Neither the Company nor any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Purchased Shares sold pursuant to this Agreement.

Section 3.18          Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASERS

Section 4.1          Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company that, as of the date hereof and as of the Closing:

(a)              Organization and Good Standing. Such Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b)              Authorization. Such Purchaser has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder or thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. This Agreement and the Registration Rights Agreement have been or will be duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by the Company, constitute or will constitute legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

(c)               No Violation. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation, cancellation or encumbrance that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d)              Consents. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any third party.

(e)              Offshore Transaction. Such Purchaser is not a “U.S. person” and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act. Such Purchaser is acquiring the Purchased Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

(f)               No Distribution. Such Purchaser is acquiring the Purchased Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, to distribute the Purchased Shares.

(g)              Restricted Securities. Such Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law, and may not be resold unless pursuant to an effective registration under the Securities Act and applicable state securities Laws or an exemption from.

(h)              Brokers. Neither such Purchaser nor any other Person authorized by such Purchaser to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(i)               No Additional Representations. Such Purchaser acknowledges that the Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchasers in accordance with the terms hereof.

Section 4.2              No Reliance.

(a)              Each Purchaser represents and warrants that (i) it is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement and the Registration Rights Agreement, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares; (ii) it is experienced in the trading of securities of private and public companies; and (iii) it is capable of bearing the economic risks of such investment, including a complete loss thereof.

(b)              Each Purchaser further represents and warrants that (i) it has carefully reviewed such information as it and its advisers deem necessary to make its decision to invest in the Purchased Shares, (ii) has the ability to make, and has made, an informed decision as to the risks and merits of its investment in the Purchased Shares on the terms set forth in this Agreement and the Registration Rights Agreement, and (iii) has made its own decision to consummate the transactions contemplated hereunder based exclusively on its own independent review, its financial experience, and consultations with such advisers as it deemed necessary. Without limiting the generality of the foregoing, each Purchaser acknowledges that neither the Company nor any of its Affiliates or representatives is acting as a fiduciary or financial or investment adviser to such Purchaser, or has given such Purchaser any investment advice, opinion or other information on whether an investment in the Purchased Shares is prudent. None of the Purchasers are relying on the Information (as defined below), or any other information other than the express representations set forth in this Agreement.

(c)              Each Purchaser acknowledges that the Company and its Affiliates and representatives possess material nonpublic information regarding the Company not known to such Purchaser that may impact the value of the Purchased Shares (the “Information”), that the Information is not disclosed in the Company’s public disclosures or its filings with the SEC, and that the Company is not disclosing the Information to such Purchaser and that the Company and its Affiliates and representatives have not made, and are not making, any representation with respect to any Information. Each Purchaser understands, based on its experience, the disadvantage to which such Purchaser is subject due to the disparity of information between the Company and such Purchaser and the fact that the Information is not being disclosed to such Purchaser. Each Purchaser acknowledges and agrees that, notwithstanding such disparity, it has deemed it appropriate to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereunder and thereunder. Each Purchaser acknowledges the possibility that the Information may be material to a determination of a fair value for the Purchased Shares and that value may be substantially different from the purchase price for the Purchased Shares set forth herein.

(d)              Each Purchaser agrees that neither the Company nor any of its Affiliates or representatives shall have any liability to such Purchaser whatsoever due to or in connection with the non-disclosure of the Information, and each Purchaser hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose the Information. Each Purchaser hereby irrevocably and unconditionally expressly releases, discharges and waives, to the fullest extent permitted by law, any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, that it may have or hereafter acquire against the Company, or any of its Affiliates and their respective officers, employees, agents and controlling persons, relating to the offer and sale of the Purchased Shares, including the existence or non-existence of any Information, such Purchaser’s inability to review such Information or any failure to disclose such Information.

(e)              Each Purchaser understands that the Company relies on the truth and accuracy of the foregoing representations, warranties, acknowledgements and agreements in entering into this Agreement and the Registration Rights Agreement and performing its obligations hereunder and thereunder, and would not engage in the transactions contemplated by this Agreement and the Registration Rights Agreement in the absence of such representations, warranties, acknowledgements and agreements, and each Purchaser hereby consents to such reliance.

(f)              Notwithstanding the forgoing, nothing in this Section 4.2 shall be deemed to limit or restrict any Purchaser’s rights or remedies with respect to any breach or violation by the Company of any of its representations, warranties or covenants contained in this Agreement or the Registration Rights Agreement.

ARTICLE V

CONDITIONS

Section 5.1              Conditions to the Purchasers’ Obligations. The obligations of each Purchaser to consummate the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by such Purchaser in its sole discretion:

(a)              The representations and warranties of the Company contained in Article III shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Company Material Adverse Effect, which shall be true and correct to such extent) as of the date hereof and as of the Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such date).

(b)              The Company shall have performed its obligations hereunder to be performed on or before the Closing Date in all material respects.

(c)              Since the date hereof, there shall not have occurred any circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)              All applicable anti-takeover measures under the Cayman Islands, and any anti-takeover provisions under the certificate of incorporation, bylaws, memorandum and articles of association or similar organizational documents of the Company or any of its Significant Subsidiaries, or the laws, statutes, orders, rules, regulations, policies or guidelines of any federal, state or local Governmental Authority applicable to the Company or such Significant Subsidiary, that are applicable to such Purchaser as a result of the transactions hereunder, shall be duly waived.

Section 5.2              Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing with respect to each Purchaser are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)              The representations and warranties of such Purchaser contained herein shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Purchaser Material Adverse Effect, which shall be true and correct to such extent) as of the date hereof and as of the Closing.

(b)              Such Purchaser shall have performed its obligations hereunder to be performed on or before the Closing Date in all material respects.

(c)              Since the date hereof, there shall not have occurred any circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect with respect to such Purchaser.

ARTICLE VI

AGREEMENTS

Section 6.1              Restrictive Legend. The Purchasers agree to the imprinting of a legend on any certificate evidencing any Purchased Shares to the following effect:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

Section 6.2              Confidentiality.

(a)              Subject to the remaining provisions of this Section 6.2, each party shall keep confidential and not disclose to any third party (i) any information exchanged between the parties or any of their respective Affiliates (or any directors, officers, employees or representatives thereof) in connection with this Agreement or the Registration Rights Agreement or the transactions contemplated hereby or thereby, (ii) the existence, status and provisions of this Agreement or the Registration Rights Agreement, and (iii) the status and content of any discussion between the parties or any of their respective Affiliates (or any directors, officers, employees or representatives thereof) in connection with the transactions contemplated hereby or by the Registration Rights Agreement, unless such information is (w) previously known on a non-confidential basis by the receiving party, (x) in the public domain through no fault of such receiving party or any of its Affiliates (or any directors, officers, employees or representatives thereof), (y) received from a Person other than the other party or its Affiliates (or any directors, officers, employees or representatives thereof), so long as such Person was not, to the knowledge of the receiving party, subject to a duty of confidentiality, or (z) developed independently by the receiving party without reference to any Confidential Information (collectively, “Confidential Information”); provided that a party may disclose Confidential Information to (A) its Affiliates, financing providers, or any officer, director, employee or representative of such party or its Affiliates or financing providers, on a need-to-know and confidential basis, or (B) to any Governmental Authority having jurisdiction over such party or its Affiliates if such disclosure is required by applicable Laws. Each party shall use Confidential Information only for the purpose of, and to the extent necessary to perform, this Agreement and the Registration Rights Agreement, and shall not use any Confidential Information for any other purposes.

(b)              Notwithstanding any other provisions in this Section 6.2, if any party believes in good faith that any announcement or notice is required to be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such party may make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws or such Governmental Authority. Notwithstanding any other provisions in this Section 6.2, each party may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made in compliance with this Section 6.2(b) and do not reveal material, non-public information regarding the other party or the transactions contemplated by this Agreement or the Registration Rights Agreement.

Section 6.3              Further Assurances. Each party agrees to cooperate with each other, and do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement and the Registration Rights Agreement, subject to the terms and conditions hereof and thereof and compliance with applicable Laws, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other party in complying with the terms hereof or thereof.

Section 6.4              Compliance with Securities Act. Each Purchaser acknowledges its responsibilities under the Securities Act and accordingly agrees not to offer, sell, pledge, transfer, assign or otherwise dispose of the Purchased Shares unless such offer, sale, pledge, transfer, assignment or disposal is made in compliance with the Securities Act.

ARTICLE VII

TERMINATION

Section 7.1              Termination. This Agreement may be terminated:

(a)              with respect to all of the parties, by the written consent of all parties; or

(b)              with respect to any Purchaser, by either the Company or such Purchaser, if the Closing with respect to such Purchaser shall not have occurred within ten (10) calendar days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing with respect to such Purchaser to occur within such period.

Section 7.2              Effect of Termination. Upon any termination of this Agreement pursuant to Section 7.1, this Agreement will have no further force or effect among the parties (or, in the case of a termination under Section 7.1(b), solely between the Company and the Purchaser with respect to whom this Agreement is terminated), except that Section 6.2, this Section 7.2 and Article VIII shall survive such termination and remain in full force and effect; provided that no termination of this Agreement shall relieve any party of liability for any breach of this Agreement prior to such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.1              Successors and Assigns; No Third Party Beneficiaries. This Agreement and the rights and obligations herein may not be assigned by any party without the prior written consent of the other party. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 8.2              Governing Law; Dispute Resolution.

(a)              This agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the principles of conflict of laws.

(b)              Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the HKIAC Rules. Any party may apply for a preservation order or seek other interim or injunctive relief, and judgment upon an award rendered in arbitration proceedings under this Agreement may be applied for and entered, in each case in any court of competent jurisdiction.

Section 8.3            Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

If to the Company, to:

Gridsum Holding Inc.

South Wing, High Technology Building

No. 229 North 4th Ring Road

Haidian District, Beijing 100083

People’s Republic of China

Attention: Michael Peng Zhang

E-mail: zhangpeng@gridsum.com

with a copy to:

Fenwick & West LLP

Unit 908, 9th Floor, Kerry Parkside Office

No. 1155 Fang Dian Road

Pudong New Area, Shanghai 201204

People’s Republic of China

Attention: David Michaels and Niping Wu

E-mail: dmichaels@fenwick.com; niping.wu@fenwick.com

If to any Purchaser, to the address set forth opposite the name of such Purchaser in Schedule I hereto.

Section 8.5            Fees and Expenses. Each party shall bear and pay its own costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 8.6            Entire Agreement. Except as otherwise provided herein, this Agreement, the Registration Rights Agreement and the other documents delivered pursuant hereto or thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to such subject matter.

Section 8.7            Amendment; Waiver.

(a)              This Agreement may be amended, modified or supplemented only by a written instrument duly executed by both parties.

(b)              The observance of any provision in this Agreement may be waived only by the written consent of the party against whom such waiver is to be effective. No failure or delay on the part of any party to exercise any right hereunder shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 8.8            Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Gridsum Holding Inc.

By:	/s/ Guosheng Qi
Name: Guosheng Qi
Title: Director and Chief Executive Officer

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Hammer Capital Private Investments Limited

By:	/s/ Cheung Siu Fai
Name: Cheung Siu Fai
Title: Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Light Street Mercury Master Fund, L.P.

By:	/s/ Theo J. Robins
Name: Theo J. Robins
Title: General Counsel of the GP

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Light Street Tungsten Master Fund, L.P.

By:	/s/ Theo J. Robins
Name: Theo J. Robins
Title: General Counsel of the GP

[Signature Page to Share Subscription Agreement]

SCHEDULE I

PURCHASERS

			Number of
Purchasers	Purchase Price		Purchased Shares	Notice Address
Hammer Capital Private Investments Limited	US$	10,000,000.00	3,125,000	c/o 3607-09, 36/F ICBC Tower, 3 Garden Road, Central, Hong Kong

Light Street Mercury Master Fund, L.P.	US$	1,037,443.20	324,201	525 University Avenue, Suite 300, Palo Alto, CA 94301 USA

Light Street Tungsten Master Fund, L.P.	US$	40,643.20	12,701	525 University Avenue, Suite 300, Palo Alto, CA 94301 USA

Schedule I

SCHEDULE II

SIGNIFICANT SUBSIDIARIES

Subsidiaries

Gridsum Holding (China) Limited

Dissector (Beijing) Technology Co., Ltd.

Structured Entities

Gridsum Holding (Beijing) Co., Ltd.

Beijing Gridsum Technology Co., Ltd.

Guoxinjunhe (Beijing) Technology Co., Ltd.

Beijing Moment Everlasting Ad Co., Ltd.

Beijing Gridsum Yizhun Technology Co., Ltd.

Beijing Guoxinwangyan Technology Co., Ltd.

Beijing Yunyang Ad Co., Ltd.

Beijing Zhixunyilong Software Co., Ltd.

Beijing Hainatianchuang Technology Development Co., Ltd.

Beijing Gridsum Wang’an Technology Co., Ltd.

Schedule II

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit A